Exhibit 5.1

[Davis Polk & Wardwell Letterhead]

December 8, 2003

Silicon Graphics, Inc.

1600 Amphitheatre Parkway

Mountain View, California  94043

Ladies and Gentlemen:

We have acted as counsel to Silicon Graphics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company on November 21, 2003 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.  The Registration Statement relates to the Company’s offer to exchange (the “Exchange Offer”) any and all of its $230,591,000 in outstanding aggregate principal amount of 5.25% Senior Convertible Notes Due 2004 for a like principal amount of either its 11.75% Senior Secured Notes Due 2009 (the “New Secured Notes”) or its 6.50% Senior Secured Convertible Notes Due 2009 (the “New Secured Convertible Notes” and together with the New Notes, the “2009 Secured Notes”), and such indeterminate number of shares (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as may be required for issuance upon conversion of the New Convertible Notes.  The New Secured Notes and New Secured Convertible Notes are to be issued under separate indentures to be entered into between the Company and the Trustee (the “New Indenture” and the “New Convertible Indenture”, respectively).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

On the basis of the foregoing, we are of the opinion that:

(1)           upon the due authorization, execution and delivery of the New Indenture, and the due authorization, execution, authentication, issuance and delivery of the New Secured Notes in accordance with the terms of the New Indenture, the New Secured Notes will be valid and binding obligations of the Company enforceable in accordance with their terms, subject as to enforcement of remedies to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to equitable principles of general applicability; and

(2)           upon the due authorization, execution and delivery of the New Secured Convertible Indenture, and the due authorization, execution, authentication, issuance and delivery of the New Secured Convertible Notes in accordance with the terms of the New Convertible Indenture, the New Secured Convertible Notes will be valid and binding obligations of the Company enforceable in accordance with their terms, subject as to enforcement of remedies to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to equitable principles of general applicability; and

(3)           the Conversion Shares have been duly authorized, and upon the due authorization, execution and delivery of the New Convertible Indenture, the due authorization, execution, authentication, issuance and delivery of the New Convertible Notes in accordance with the terms of the New Secured Convertible Indenture, and the issuance of Conversion Shares by the Company upon conversion of the New Secured Convertible Notes in accordance with the New Convertible Indenture, such Conversion Shares will be validly issued, fully paid and nonassessable.

In connection with the opinions expressed above, we have assumed (i) the execution and delivery of the New

Indenture and the New Convertible Indenture by the Trustee, (ii) the New Indenture and the New Convertible Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, (iii) the authentication and delivery of the New Secured Notes in accordance with the terms of the New Indenture by the Trustee, (iv) the due authentication  and delivery of the New Convertible Notes in accordance with the terms of the New Convertible Indenture by the Trustee, (v) a sufficient number of shares of Common Stock shall have been authorized or reserved by the Company and be available for issuance upon conversion of the New Secured Convertible Notes and the holders of the Company’s Common Stock shall have approved the Company’s authorization or reservation of such shares of Common Stock, (vi) the conversion of the New Secured Convertible Notes in accordance with the New Convertible Indenture, (vii) the consideration for the issuance of shares of Common Stock upon conversion of New Convertible Notes shall not be less than the par value of the Common Stock, (viii) there will not have occurred any change in law affecting the validity or enforceability of the New Secured Notes or the New Secured Convertible Notes, and (ix) none of the terms of the 2009 Secured Notes, the issuance and delivery of the 2009 Secured Notes, nor the compliance by the Company with the terms of the 2009 Secured Notes will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We express no opinion as to (1) the creation, attachment, perfection or priority of any security interest granted in the collateral securing the 2009 Secured Notes, and (2) the validity, binding nature or enforceability of any of the agreements pursuant to which any such security interest is granted and (3) the applicability of the obligations of the Company under the New Secured Convertible Indenture, the New Secured Indenture and the 2009 Secured Notes of Section 548 of the United States Bankruptcy Code or applicable state law relating to fraudulent transfers.

The foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Davis Polk & Wardwell under the caption “Legal Matters” in the prospectus incorporated by reference therein.

Very truly yours,

/s/ DAVIS POLK & WARDWELL
Davis Polk & Wardwell